EXHIBIT 2

                               PURCHASE AGREEMENT

       THIS PURCHASE AGREEMENT is made as of this 7th day of March, 2003,

B E T W E E N:

                  MICROSOFT LICENSING, INC., a corporation incorporated under the laws of the State of Nevada ("MSLI"), a wholly owned subsidiary of Microsoft Corporation, a corporation incorporated under the laws of the State of Washington ("Microsoft")

                  - and -

                  VECTOR CC HOLDINGS, L.L.C., a limited liability company formed under the laws of the State of Delaware ("Vector")

RECITALS:

A. MSLI owns 24,000,000 Series A Participating Convertible Preferred Shares (the "Preferred Shares") of Corel Corporation, a corporation existing under the laws of Canada ("Corel").

B. On the terms stated in this agreement, MSLI desires to sell to Vector, and Vector desires to purchase from MSLI, 22,890,000 Preferred Shares (the "Purchased Shares") at a price of US$0.5625 per share (the "Per-share Price").

C. The holders from time to time of the Preferred Shares and/or the common shares of Corel issuable upon conversion of the Preferred Shares are entitled to the benefits of a Registration Rights Agreement, dated October 2, 2000 (the "Registration Rights Agreement"), among Corel, Microsoft and MSLI in the form provided by MSLI to Vector.

      NOW THEREFORE in consideration of the mutual covenants and agreements contained in this agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1.    Interpretation

      1.1. Definitions. In this agreement:

            1.1.1. "Capital Reorganization" means (1) any change in the outstanding Preferred Shares by reason of a share dividend or stock split, consolidation or reverse stock split or a reclassification of the outstanding Preferred Shares (2) any change of the Preferred Shares into other shares or securities, (3) any other recapitalization or capital reorganization of Corel, (4)

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            a consolidation, merger or amalgamation of Corel with or into any other corporation or (5) any other fundamental corporate change of Corel.

            1.1.2. "Governmental Entity" means any court, tribunal, arbitrator, arbitration panel, or any governmental, administrative, or regulatory authority, agency, commission, or body or similar entity, whether national, provincial or municipal.

            1.1.3. "Person" means any other individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity and includes a Governmental Entity.

            1.1.4. "Transfer" means any sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothecation, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title, beneficial ownership or the right to receive proceeds or benefits of or from the subject matter passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement, arrangement or understanding to effect any of the foregoing.

      1.2. Headings. The headings contained in this agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this agreement.

      1.3. Currency. Except as expressly provided in this agreement, all amounts in this agreement are stated and will be paid in United States currency.

      1.4. Invalidity of Provisions. Each of the provisions contained in this agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision or part by a court of competent jurisdiction will not affect the validity or enforceability of any other provision. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this agreement invalid or unenforceable in any respect.

      1.5. Entire Agreement. This agreement constitutes the entire agreement between the parties to this agreement with respect to the subject matter of this agreement and supersedes all prior agreements and understandings, oral or written, with respect to those matters and supersedes all purportedly contemporaneous oral agreements and understandings with respect to those matters.

      1.6. No Representations. There are no warranties, conditions, or representations except as specifically set out in this agreement. No reliance is placed on the existence or omission of any warranty, representation, opinion, advice or assertion of fact (express or implied) (collectively in this section, a "warranty") made (or omitted to be made) either prior to, contemporaneous with, or after entering into this agreement by any party to this agreement or its directors, officers, employees or agents, to any other party to this agreement or its directors, officers, employees or agents, except to the extent that the warranty has been

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      reduced to writing and included as a term of this agreement, and none of the parties to this agreement has been induced to enter into this agreement or any amendment or supplement by reason of the existence or omission any such warranty. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to the existence or omission of any such warranty, except to the extent contemplated above. Each party acknowledges that (1) in deciding to enter into this agreement, it is relying exclusively on its own knowledge, due diligence and judgment regarding Corel and the Purchased Shares and (2) based on the other party's knowledge of and history with Corel, the parties to this agreement possess, or may possess, differing levels or types of information regarding Corel and/or the Purchased Shares, including information that may be (or may have been at some point) considered material non-public information.

      1.7. Amendments and Waivers. No provision of this agreement may be amended or waived unless that amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party waiving compliance. No waiver by any party to this agreement of any of the requirements of this agreement or any of that party's rights, powers or privileges (collectively in this section, "rights") under this agreement will release the other party from full performance of its remaining obligations stated in this agreement. No failure or delay by either party in exercising any right will operate as a waiver of that right nor will any single or partial exercise of any right preclude any other or further exercise of that right or the exercise of any other right by that party.

      1.8. Construction. This agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

      1.9. Governing Law. This agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and wholly to be performed within that state.

2.    Purchase and Sale

      2.1. Purchase and Sale of the Shares. Concurrently with the execution and delivery of this agreement, MSLI irrevocably agrees to sell to Vector, and Vector irrevocably agrees to purchase from MSLI, at the settlement referred to in section 2.2, the Purchased Shares for the Per-share Price, or an aggregate cash purchase price of US$12,875,625 (the "Purchase Price").

      2.2. Settlement. The sale and purchase of the Shares (the "Settlement") will occur at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on March 24, 2003 or any earlier date specified in a written notice given by Vector to MSLI no later than two business days before that date (the "Settlement Date"). At the Settlement, MSLI will cause the Purchased Shares to be delivered to Vector or its nominee by electronic book-entry on the share register for the Preferred Shares maintained by Computershare Trust Company of Canada, in its capacity as registrar and transfer agent for the Preferred Shares and deliver or cause to be delivered to Vector evidence of that registration, against payment

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                                      -4-


      by Vector to MSLI of the Purchase Price by wire transfer of immediately available funds to the following bank account:

                  NORTHERN CHGO/Trust
                  ABA #071000152
                  Credit Wire Account # 5186061000
                  Ref: 26-07374 Microsoft Licensing
                  Attn: IMLG/Private Equity.

      2.3. Payment of Taxes. MSLI will pay all expenses, taxes and other charges payable in connection with the transfer of the Purchased Shares and the registration of an electronic book entry representing the Purchased Shares.

3.    Anti-Dilution Adjustments

      3.1. Adjustments. If, at any time after the date of this agreement and prior to Settlement, there is a Capital Reorganization, the type and total number of securities to be delivered on Settlement will all, automatically and without action of any party to this agreement, be changed so as to effect the result described in section 3.2.

      3.2. Effect of Adjustments. On Settlement, against payment by Vector to MSLI of the Purchase Price, Vector will be entitled to receive from MSLI, and will accept, in lieu of the number and type of requested Purchased Shares, the type and number of shares or other securities of Corel or of the entity resulting from the Capital Reorganization that Vector would have been entitled to receive as a result of that Capital Reorganization if, on the record date on which the holders of Preferred Shares are determined for the purpose of the Capital Reorganization, Vector had been the holder of record of the requested Purchased Shares.

      3.3. Cumulative Adjustments. The adjustments provided for in this section 3 are cumulative and will be made successively wherever an event referred to in this section 3 occurs.

      3.4. Notice of Adjustments. Promptly after receiving written notice from Corel of any event which requires or might require an adjustment under this section 3, MSLI will deliver to Vector a certificate specifying the particulars of that event and, if determinable, the required adjustments and the computation of those adjustments.

      3.5. Voting. If (1) prior to the Settlement Date, a record date is established for the purpose of determining holders of Preferred Shares entitled to vote on any matter and (2) Settlement occurs before the shareholder meeting date for that matter, then MSLI will execute and deliver all additional instruments and other documents (including a proxy or limited power of attorney) and will take all further actions as may be necessary or appropriate to enable Vector to exercise the voting rights attached to the Purchased Shares at that meeting of shareholders.

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                                      -5-


4.    Representations and Warranties of MSLI

      MSLI hereby represents and warrants to Vector as of the date of this agreement and as of the Settlement Date as follows:

      4.1. Due Incorporation; Valid Existence. MSLI is duly incorporated and validly existing under the laws of the state of Nevada.

      4.2. Authority. MSLI has the requisite corporate power and authority to execute and deliver this agreement and to perform its obligations under this agreement.

      4.3. Validity. This agreement has been duly executed and delivered by MSLI and constitutes the legal, valid and binding obligation of MSLI enforceable against MSLI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      4.4. Title to Shares. MSLI is the sole record and beneficial owner of the Purchased Shares with good and valid title to the Shares free and clear of all liens, and has not, from the date of acquisition of those shares until the date of this agreement, Transferred any Preferred Shares.

      4.5. Outstanding Shares. To the knowledge of MSLI, no Person other than MSLI is the record or beneficial owner of Series A Participating Convertible Preferred Shares of Corel.

      4.6. Approvals. The execution and delivery by MSLI of this agreement and the performance by MSLI of the transactions contemplated under this agreement do not and will not require MSLI to obtain or make any consent, approval, waiver, authorization from, or other action by, filing with, submission, application or notification to (each, a "Consent") any Governmental Entity or any other Person pursuant to any contract, agreement, understanding or binding instrument or arrangement, whether written or oral, unilateral or reciprocal, (each, a "Contract") to which MSLI is a party or by which its properties or assets are subject or bound, in each case other than those that have been obtained or made or the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on MSLI's ability to perform any of its obligations under this agreement.

      4.7. Non-Contravention. The execution and delivery by MSLI of this agreement and the performance by MSLI of the transactions contemplated under this agreement do not and will not (1) violate any provision of MSLI's certificate of incorporation or bylaws or (2) violate, result in a breach of, or constitute a default under (A) any judgment, order, injunction, decree or law (each, a "Law") to which MSLI or any of its properties or assets are subject or bound, or (B) any Contract to which MSLI is a party or by which any of its properties or assets are subject or bound except, in the case of clause (B) only, for those violations, breaches or defaults that could not, individually or in the aggregate, reasonably

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      be expected to have a material adverse effect on MSLI's ability to perform any of its obligations under this agreement.

      4.8. Securities Matters. MSLI acquired the Preferred Shares from Corel on October 2, 2000. MSLI is not an affiliate of Corel for the purposes of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In respect of the transfer of Purchased Shares by MSLI to Vector in accordance with this agreement, by virtue of the application of paragraph (k) of Rule 144, MSLI will not be deemed to be engaged in a distribution of those securities and therefore will not be an underwriter of those securities, in each case within the meaning of the Securities Act.

5.    Representations and Warranties of Vector

      Vector hereby represents and warrants to MSLI as of the date of this agreement and as of the Settlement Date as follows:

      5.1. Organization. Vector is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

      5.2. Authority. Vector has the requisite corporate power and authority to execute and deliver this agreement and to perform its obligations under this agreement.

      5.3. Validity. This agreement has been duly executed and delivered by Vector and constitutes the legal, valid and binding obligation of Vector enforceable against Vector in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      5.4. Approvals. The execution and delivery by Vector of this agreement and the performance by Vector of the transactions contemplated under this agreement do not and will not require Vector to obtain or make any Consent from, with or to (1) any Governmental Entity or (2) any other Person pursuant to any Contract to which it is a party or by which its properties or assets are subject or bound, in each case other than those that have been obtained or made or the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform any of its obligations under this agreement.

      5.5. Non-Contravention. The execution and delivery by Vector of this agreement and the performance by Vector of the transactions contemplated under this agreement do not and will not (1) violate any provision of Vector's certificate of incorporation or bylaws or (2) violate, result in a breach of, or constitute a default under (A) any Law to which Vector or any of its properties or assets are subject or bound, or (B) any Contract to which Vector is a party or by which any of its properties or assets are subject or bound except, in the case of clause (B) only, for those violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Vector's ability to perform any of its obligations under this agreement.

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6.    Covenants of MSLI

      6.1. Title to Shares. MSLI is and will be the sole record and beneficial owner of the Purchased Shares until Settlement. Upon delivery of the Purchased Shares on Settlement, MSLI agrees that good and valid title to the Purchased Shares free and clear of all liens will pass to Vector.

      6.2. Sale by MSLI of Preferred Shares. From the date of this agreement until 210 days after the Settlement Date, MSLI agrees that it will not, without prior written consent of Vector, Transfer any of its Preferred Shares, except, in the case of Preferred Shares that are not Purchased Shares, by way of a Permitted Transfer.

      6.3. Permitted Transfer. "Permitted Transfer" of Preferred Shares means a Transfer of Preferred Shares to a Person who, prior to the Transfer has entered into a binding written agreement with MSLI which includes the following:

            6.3.1. a covenant of the transferee that the transferee will, immediately after receipt of an interest in the purchased Preferred Shares, sign all documents and take all other necessary steps to immediately convert all of those purchased Preferred Shares into Common Shares and will provide evidence to MSLI of the completed conversion and will not Transfer those purchased Preferred Shares (as Series A Participating Convertible Preferred Shares of Corel) to any other Person;

            6.3.2. a provision regarding equitable relief substantially similar to that provided in section 7.7;

            6.3.3. a provision providing that Vector will be entitled as a third party beneficiary to enforce the covenant contemplated by section
            6.3.1 directly against that transferee;

            6.3.4. a governing law clause providing for a governing law which allows the grant of third party beneficiary rights.

      MSLI agrees that it will not waive, release or otherwise take any action that would prejudice its rights and Vector's third party beneficiary rights under the provisions contemplated above. MSLI further agrees that it will take commercially reasonable steps to enforce the covenant contemplated by section 6.3.1 and to assist Vector to do so under its third party beneficiary rights; provided that (1) MSLI will not be required to commence formal legal proceedings or incur any third-party legal fees and expenses without receiving reasonably acceptable indemnification from Vector regarding any costs associated therewith and
      (2) MSLI will bear no liability to Vector in connection with the non-compliance of any transferee in a Permitted Transfer with the covenant contemplated by section 6.3.1.

      6.4. Requested Sale. At any time until 180 days after the Settlement Date, Vector may, on written notice to MSLI, require that, MSLI use commercially reasonable efforts to, within 30 days after delivery of that notice, complete a Permitted Transfer of some or all of

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      MSLI's remaining Preferred Shares as specified in the notice to any Person that is not (1) an affiliate of Microsoft, (2) Vector or (3) a Person designated by Vector in the written notice. In connection with any such requested sale of Preferred Shares, Vector will pay to MSLI, in respect of each Preferred Share sold, the amount by which the Per-share Price (adjusted to reflect any Capital Reorganization) exceeds the average per share price at which the total number of Preferred Shares are sold in compliance with this request, provided that MSLI effects the sale of the Preferred Shares in a commercially reasonable manner having regard to market conditions.

      6.5. Performance of Obligations. Each of the parties will take all other necessary steps to ensure that it can fulfil its obligations under this agreement, including maintaining its corporate existence and not taking any corporate action inconsistent with that fulfilment.

      6.6. Opinion of Counsel. Before the Settlement Date, MSLI will deliver to Vector an opinion of counsel reasonably acceptable to Vector as to form, substance and choice of counsel to the effect that, in respect of the transfer of Purchased Shares by MSLI to Vector in accordance with this agreement, by virtue of the application of paragraph (k) of Rule 144, MSLI will not be deemed to be engaged in a distribution of those securities and therefore will not be an underwriter of those securities, in each case within the meaning of the Securities Act. Vector will pay to MSLI one-half of the costs of that opinion, up to a maximum of US$10,000.

7.    General

      7.1. Further Assurances. Each party will execute and deliver all additional instruments and other documents and will take all further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this agreement and the transactions contemplated by this agreement.

      7.2. Expenses; Set-Off. Except as otherwise expressly provided in this agreement, each party will bear and pay its own expenses (including but not limited to all compensation and expenses of any legal counsel, financial advisors, consultants, actuaries, accountants, auditors, brokers, finders and other intermediaries engaged by it) incurred in connection with this agreement and the transactions contemplated by this agreement. No party will have any rights of set-off in respect of the obligations under this agreement.

      7.3. Assignment. No party to this agreement may assign any of its rights or obligations under this agreement without the prior written consent of the other party, except that Vector may assign this agreement to a Person controlled by Vector or a Person comprising a fund that is managed by Vector or an affiliate of Vector.

      7.4. No Third Party Beneficiaries. This agreement will inure to the benefit of, and be binding upon, the parties to this agreement and their respective successors and permitted assigns. No provision of this agreement, express or implied, is intended to confer upon any Person other than the parties to this agreement and their successors or permitted assigns, any

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      rights or remedies under or by reason of this agreement or any beneficial interest in this agreement or any such rights or remedies.

      7.5. Confidentiality. Each party will treat the terms of this agreement confidentially indefinitely and, except as required by applicable law or with the prior written consent of the other party, will not disclose the terms this agreement or any aspect of the performance of this agreement, to any other Person, other than those of the party's advisors who are bound by similar obligations of confidentiality.

      7.6. Equitable Relief. Each party acknowledges that a breach or threatened breach by it of any provision of this agreement will result in the other party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each party is entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies, without the requirement of posting a bond or other security, in the event of any breach of a provision of this agreement, in addition to all other remedies available to the party.

      7.7. Arbitration. Any controversy, dispute or claim arising from this agreement or in any way related to matters contemplated by this agreement, including the validity of this agreement, will be determined by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, expedited procedures, as amended and effective on the date of this agreement provided that (1) the arbitration will be conducted before a single arbitrator agreed to by the parties or appointed by a judge of a court of competent jurisdiction, on application of either party on notice to the other, (2) any award or determination of an arbitrator will be final and binding on the parties and there will be no appeal on any ground, (3) an arbitrator will not, without the written consent of all parties to the arbitration, retain any expert, (4) all matters relating to the arbitration will be kept confidential to the full extent permitted by law, (5) the arbitrator will have power to award legal fees and costs associated with the arbitration (including fees of the arbitrator) in accordance with section 7.9 and to order equitable relief in accordance with section 7.7, (6) under all circumstances any arbitration conducted in accordance with this section will be completed, and an award or determination together with written decision rendered, within 60 days of the initiation of the arbitration and
      (7) no individual will be appointed as an arbitrator unless he or she agrees in writing to be bound by this arbitration provision.

      7.8. Enforcement. In the event any party seeks to enforce this agreement against the other party and an arbitrator or court of competent jurisdiction determines that the other party has breached this agreement, the breaching party will be liable for, and will pay to, the other party all costs (including reasonable fees and expenses of counsel) incurred by the enforcing party in connection with that enforcement, including any permitted appeal from that enforcement action.

      7.9. Notices. Unless otherwise provided in this agreement, all notices, requests, consents and other communications under this agreement to the other party will be deemed to be sufficient if contained in a written instrument delivered (1) in person, (2) by certified

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      or registered mail, (3) by overnight or other courier service or (4) by facsimile transmission with a confirmation copy sent by regular mail, in each case addressed or telecopied to the party at the address or telecopier number set out below or any other address or telecopier number as may subsequently be designated in writing by the addressee to the other party.

            (a) If to MSLI:

                Microsoft Licensing, Inc.
                c/o Microsoft Corporation
                One Microsoft Way
                Redmond, Washington 98052-6399
                Attention: Deputy General Counsel, Finance and Operations Facsimile number: (425) 869-1327 with a copy to:

                Sullivan & Cromwell LLP
                125 Broad Street
                New York, New York 10004
                Attention:  Duncan C. McCurrach
                Facsimile number: (212) 558-3588

            (b) If to Vector:

                456 Montgomery St., 19th Floor
                San Francisco, California  94104
                Attention: Chris Nicholson
                Facsimile number: (415) 293-5100

                with a copy to:

                Torys LLP
                Suite 3000, Maritime Life Tower
                P.O. Box 270, Toronto-Dominion Centre
                Toronto, Ontario  M5K 1N2
                Attention: Darren E. Sukonick
                Facsimile number: (416) 865-7380

All notices, requests, consents and other communications delivered under this section 7.10 will be deemed to have been received: (1) in the case of personal delivery, on the date of that delivery; (2) in the case of mailing, five business days after deposit in the mail; (3) in the case of overnight or other courier service, on the day by which that service guarantees delivery, and (4) in the case of facsimile transmission, when confirmed by a facsimile machine report.

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      7.10. Counterparts. This agreement and any amendments to this agreement may be executed in counterparts (each of which will be deemed to be an original, and all of which together will be considered one and the same instrument), and will become effective when counterparts have been signed by each party and delivered to the other party. Counterparts may be delivered by facsimile transmission.

                            [SIGNATURE PAGE FOLLOWS]

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                                      -12-


      IN WITNESS WHEREOF, each of the parties to this agreement has caused a counterpart of this agreement to be duly executed and delivered as of the date first above written.

                                         MICROSOFT LICENSING, INC.

                                         by: /s/ Tahreem Kampton
                                             -----------------------------------
                                             Name:  Tahreem Kampton
                                             Title: Authorized Signatory

                                         VECTOR CC HOLDINGS, L.L.C.,

                                         By: VECTOR CAPITAL PARTNERS II, L.L.C.,
                                         its Managing Member.

                                         by: /s/ Alexander R. Slusky
                                             -----------------------------------
                                             Name:  Alexander R. Slusky
                                             Title: Managing Member